(iv)

October 25, 2013

Mr. Paul O’Neil

Chief Compliance Officer

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re:

Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 97125113B (“Bond”)

ICI Mutual D&O/E&O Policy No. 97125113D (“Policy”)

ICI Mutual IDL Policy No. 97125113I (“IDL Policy”)

Dear Paul:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2013 through September 1, 2014.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ Joseph R. Costello

Joseph R. Costello

Underwriter

ICI MUTUAL INSURANCE GROUP

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